                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 SERACARE, INC.
                                (NAME OF ISSUER)

                                  COMMON STOCK
                         (TITLE OF CLASS OF SECURITIES)

                                    817473101
                                 (CUSIP NUMBER)

                                FEBRUARY 13, 1998
                     (DATE OF EVENT WHICH REQUIRES FILING OF
                                 THIS STATEMENT)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)

         [x] Rule 13d-1(c)

         [ ]  Rule 13d-1(d)

CUSIP No.  817473101

1.       NAME OF REPORTING PERSON
                  Consolidated Technologies, Inc.

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
                  74-2556656

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a)      [  ]
         (b)      [  ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Texas

NUMBER OF                           5.      SOLE VOTING POWER
SHARES                                      436,364(1)

BENEFICIALLY
OWNED BY                            6.      SHARED VOTING POWER
EACH                                        N/A

REPORTING
PERSON WITH:                        7.      SOLE DISPOSITIVE POWER
                                            436,364(1)

                                    8.      SHARED DISPOSITIVE POWER
                                            N/A

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         436,364(1)

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [  ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.1%

12.      TYPE OF REPORTING PERSON
         CO


--------
(1) Consolidated Technologies, Inc. holds directly 436,364 shares of the common stock of the Issuer. William J. Cone is the controlling shareholder of Consolidated Technologies, Inc.

CUSIP No.  817473101

1.       NAME OF REPORTING PERSON

                  William J. Cone

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

                  N/A

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a)      [  ]
         (b)      [  ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.

NUMBER OF                           5.      SOLE VOTING POWER
SHARES                                      486,364(2)

BENEFICIALLY
OWNED BY                            6.      SHARED VOTING POWER
EACH                                        N/A

REPORTING
PERSON WITH:                        7.      SOLE DISPOSITIVE POWER
                                            486,364(2)

                                    8.      SHARED DISPOSITIVE POWER
                                            N/A

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         486,364(2)

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [  ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.7%

12.      TYPE OF REPORTING PERSON
         IN


--------
(2) William J. Cone is the controlling shareholder of Consolidated Technologies, Inc. which holds directly 436,364 shares of the common stock of the Issuer.

ITEM 1.

(a)      NAME OF ISSUER:   SeraCare, Inc.

(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         1925 Century Park East, Suite 1970
         Los Angeles, California 90067

ITEM 2.

(a)      NAME OF PERSON FILING:

         In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, this Schedule 13G is filed jointly on behalf of each of Consolidated Technologies, Inc. and William J. Cone

(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         Consolidated Technologies, Inc. and William J. Cone both have their principle business office at 1925 Century Park East, Suite 1970, Los Angeles, California 90067

(c)      CITIZENSHIP:

         Consolidated Technologies, Inc. is a Texas corporation and William J. Cone is a United States citizen.

(d)      TITLE OF CLASS OF SECURITIES:

         Common Stock

(e)      CUSIP NUMBER:

         817473101

ITEM     3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), check whether the person filing is a:

         N/A

ITEM 4.  OWNERSHIP:

(a)      Amount Beneficially Owned:

                  William Cone - 486,364 (see cover page)
                  Consolidated Technologies, Inc. -- 436,364 (see cover page)

(b)      Percent of Class:

                  William Cone - 6.7%
                  Consolidated Technologies, Inc. - 6.1%

(c)      Number of Shares as to Which Such Person Has:

         (i)      Sole power to vote or to direct the vote:

                  William Cone - 486,364 (see cover page)
                  Consolidated Technologies, Inc. -- 436,364 (see cover page)

         (ii)     Shared power to vote or to direct the vote:  N/A

         (iii)    Sole power to dispose or to direct the disposition of:

                  William Cone - 486,364 (see cover page)
                  Consolidated Technologies, Inc. -- 436,364 (see cover page)

         (iv)     Shared power to dispose or to direct the disposition of:  N/A

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         N/A

ITEM 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               November 12, 1998

                                               Consolidated Technologies, Inc.

                                               By:  /s/ William J. Cone

                                               Its:  President

                                               /s/ William J. Cone

                                               William J. Cone